Exhibit 99.1

UNIFY ANNOUNCES STOCK REPURCHASE PROGRAM

ROSEVILLE, Calif., – December 1, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application development, data management, migration and content archiving solutions, today announced its Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 300,000 shares of its common stock. As of October 31, 2009, Unify had approximately 10.1 million shares of common stock outstanding.

“Unify's progress so far this year is ahead of our internal plans and we believe the purchase of our own stock yields the best return on our excess cash,” said Todd Wille, chief executive officer of Unify. “At current price levels, we believe Unify’s common stock represents an attractive investment opportunity for the Company. We also believe we can continue to invest in the initiatives that are key to our future success as well as enhance the value of our Company by repurchasing common stock under this program.”

Under the program, shares may be repurchased from time to time in open market transactions at prevailing market prices or in privately negotiated purchases. The timing and actual number of shares purchased will depend on a variety of factors, such as price, corporate and regulatory requirements, alternative investment opportunities, and other market and economic conditions. Repurchases under the program will be funded from available working capital. The program may be commenced, suspended or terminated at any time, or from time-to-time at management’s discretion without prior notice.

About Unify

Unify (NASDAQ: UNFY) is a global provider of application development, data management, migration and content archiving solutions. Unify’s software and services modernize and maximize the development, deployment and performance of business-critical applications and data, while providing a measurable return on investment. Unify’s content archiving technology, recently acquired from AXS-One, has been critically acclaimed as best of class and enables organizations to archive and manage the retention and disposition of growing volumes of disparate electronic records, while addressing cost management, corporate governance, legal discovery and regulatory compliance requirements. Unify is headquartered in Roseville, Calif., with offices in Rutherford, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com or email info@unify.com.

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